UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 5, 2016

FARO TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Florida	0-23081	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
250 Technology Park, Lake Mary, Florida 32746
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (407) 333-9911
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 5, 2016, the Compensation Committee of the Board of Directors of FARO Technologies, Inc. (the “Company”) reviewed the compensation of Simon Raab, the Company’s President and Chief Executive Officer, following his commitment to extend his role as President and Chief Executive Officer beyond an interim basis until the completion of the Company’s Going Vertical in Harmony reorganization initiatives and the realization of the Company’s near-term strategic priorities. In view of Dr. Raab’s expected extended tenure as President and Chief Executive Officer and the Compensation Committee’s review of a report from its executive compensation consultant Pearl Meyer, the Compensation Committee approved an equity grant of 69,475 time-vesting non-qualified stock options to Dr. Raab, with an effective grant date of December 7, 2016.
The exercise price of the stock options was equal to the NASDAQ closing price of the Company’s common stock on the date of grant. 50% of the stock options will vest on December 7, 2017, and the remaining 50% of the stock options will vest on the second anniversary of the date of grant, in each case subject to his continued membership on the Board of Directors of the Company. Upon a Change in Control of the Company (as defined in the 2014 Incentive Plan), the stock options will become fully vested and exercisable. In addition, the Compensation Committee may accelerate the vesting of the stock options in its discretion, including without limitation following a successful succession of Dr. Raab in his capacity as President and Chief Executive Officer.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO Technologies, Inc.

December 8, 2016	/s/ Jody S. Gale
	By:	Jody S. Gale
	Its:	Senior Vice President, General Counsel & Secretary